AMENDMENT TO THE AMENDED AND RESTATED DISTRIBUTION AGREEMENT -

CYBERSECURITY

THIS AMENDMENT TO THE AMENDED AND RESTATED DISTRIBUTION AGREEMENT—CYBERSECURITY (this “Amendment”), made this 13th day of November, 2018 (the “Amendment Effective Date”), by and between Bishop Street Funds, a Massachusetts business trust (the “Trust”), and SEI Investments Distribution Co., a Pennsylvania corporation (the “Distributor”).

WHEREAS:

1.

The Trust and the Distributor entered into An Amended and Restated Distribution Agreement, dated as of February 21, 2007 (the “Agreement”), pursuant to which, among other things, the Distributor agreed to serve as the distributor of the Shares of each portfolio of the Trust (each a “Fund” and collectively, the “Funds”) and such additional Funds that the Trust may create; and

2.	The parties hereto desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW, THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Defined Terms. Except as specifically set forth herein, defined terms used herein shall have their respective meanings as set forth in the Agreement.

2.	Article 14. The Agreement is hereby amended to add a new Article 14 “Cybersecurity” to the Agreement as set forth in Attachment 1 hereto.

3.

Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and shall continue in full force and effect.

4.

Counterparts. This Amendment may be executed in two or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. This Amendment shall be deemed executed by each party when any one or more counterparts hereof or thereof, individually or taken together, bears the original, facsimile or scanned signatures of each of the parties.

5.	Binding Effect. This Amendment shall be binding upon, and shall inure to the benefit of the Distributor of the Funds and each of their respective permitted successors and assigns.

6.

Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any conflict of laws or choice of laws rules or principles thereof.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the Amendment Effective Date.

DISTRIBUTOR:		TRUST:

SEI INVESTMENTS DISTRIBUTION CO.		BISHOP STREET FUNDS

By:	/s/ John Munch	By:	/s/ Michael Beattie
Name:	John Munch	Name:	Michael Beattie
Title:	Secretary	Title:	President

ATTACHMENT 1

ARTICLE 17. Cybersecurity. The Distributor represents, warrants, covenants and agrees that:

(a)

from the Effective Date and for so long as this Agreement is in effect, (i) it has access to and shall maintain the facilities, computers, equipment, and personnel reasonably necessary to perform its duties and obligations under this Agreement and (ii) it has implemented a written information security program that includes commercially reasonable administrative, technical and physical safeguards designed to protect the safety, security and confidentiality of information of its clients;

(b)

the Distributor’s use and dissemination of personal information in connection with the Distributor’s business shall be conducted in accordance in all material respects with applicable privacy policies published or otherwise adopted by the Distributor and laws applicable to the Distributor;

(c)

it shall: (i) take Reasonable Steps to ensure that information of and about the Trust or any of the Trust’s investors is reasonably protected against loss and against unauthorized access, use, modification, disclosure or other misuse; (ii) take Reasonable Steps to protect the confidentiality, integrity and security of its software, databases, systems, networks and Internet sites and all information stored or contained therein or transmitted thereby from potential unauthorized use, access, interruption or modification by third parties; (iii) encrypt all such information while in transit outside of the Distributor’s computing systems or networks; and (iv) maintain business continuity controls and plans that are reviewed not less than annually. Without limiting the foregoing, the Distributor shall provide in writing to the Trust, upon reasonable request: (w) a summary of its then current written information security program; (x) confirmation that, to the Distributor’s knowledge, no unauthorized access, interruption or modification to, loss, or destruction of Confidential Information of the Trust or non-public personal information provided by or on behalf of the Trust (each, a “Data Breach”) has occurred; (y) a current summary of its business continuity / disaster recovery plan and the results of the most recent test of such business continuity / disaster recovery plan; and (z) a written privacy policy governing the manner by which the Distributor collects, uses and transfers “nonpublic personal information” (as defined in such published privacy policy) and other Confidential Information. As used herein, “Reasonable Steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

(d)

it shall notify the Trust as soon as reasonably practicable after: (i) the Distributor becomes aware of any Data Breach, and shall provide information about such Data Breach as reasonably requested by the Trust.